Exhibit 99.01

News

Media Contact:	Terri Cohilas 404-506-5333 or 1-866-506-5333 media@southerncompany.com www.southerncompany.com

Investor Relations Contact:

Glen Kundert
404-506-5135
gakunder2@southernco.com

April 26, 2007

Population growth and robust economy drive

Southern Company’s first quarter earnings

ATLANTA – Southern Company today reported first quarter earnings of $338.7 million, or 45 cents a share, compared with $261.6 million, or 35 cents a share, in the same period a year ago.

“The population growth in the Southeast is a reflection of our robust regional economy. Economic development in the Southeast is strong, the job market is vibrant, income levels have increased, and our housing market is outperforming the nation as a whole,” said David M. Ratcliffe, Southern Company chairman, president and CEO.

The result for the company has been increases in residential and commercial customers and electricity usage. Southern Company has added 70,000 customers since the end of the first quarter in 2006, a 1.7 percent increase. Total kilowatt-hour sales to Southern Company’s customers in the Southeast, including wholesale sales, grew 6.7 percent in the first quarter, compared with the previous year. These positive earnings drivers were offset in part by higher interest costs.

“We maintain our commitment to deliver superior service to customers and excellent results to shareholders. We’re excited about the growth in our region and we’re committed to investing in our infrastructure to ensure that we maintain high reliability. We’re also meeting increasing demand with cleaner electricity by installing new environmental controls at our facilities. And, we’re working hard to keep our costs to customers well below the national average,” Ratcliffe said.

Excluding the financial impact of the synthetic fuel business, first quarter earnings per share were 41 cents, compared with 34 cents in the first quarter of 2006.

Revenues for the first quarter were $3.41 billion, compared with $3.06 billion in the same period a year ago, an 11.3 percent increase.

Kilowatt-hour sales to retail customers in Southern Company’s four-state service area increased 3.3 percent in the first quarter, compared with 2006. Residential electricity use increased 6.4 percent. Electricity use by commercial customers increased 5.1 percent, while industrial sales decreased 1.0 percent.

With 4.3 million customers and more than 42,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast, one of America’s fastest-growing regions. A leading U.S. producer of electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and retail electric prices that are significantly below the national average. Southern Company has been listed the top ranking U.S. electric service provider in customer satisfaction for seven consecutive years by the American Customer Satisfaction Index (ACSI). Visit our Web site at www.southerncompany.com.

Forward Looking Statements Note:

Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning results of operations, customer and economic growth, capital investments, retail rates and Southern Company’s strategies. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and implementation of the Energy Policy Act of 2005, and also changes in environmental, tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings or inquiries, including the pending EPA civil actions against certain Southern Company subsidiaries, FERC matters, IRS audits and Mirant-related matters; the effects, extent and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate; variations in demand for electricity, including those relating to weather, the general economy and population and business growth (and declines); available sources and costs of fuels; ability to control costs; investment performance of Southern Company’s employee benefit plans; advances in technology; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and storm restoration cost recovery; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; fluctuations in the level of oil prices; the level of production, if any, by the synthetic fuel operations at Carbontronics Synfuels Investors LP and Alabama Fuel Products LLC for fiscal year 2007; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due; the ability to obtain new short- and long-term contracts with neighboring utilities; the direct or indirect effect on Southern Company’s business resulting from terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Company’s and its subsidiaries’ credit ratings; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, floods, hurricanes, pandemic health events such as an avian influenza or other similar occurrences; the direct or indirect effects on Southern Company’s business resulting from incidents similar to the August 2003 power outage in the Northeast; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company and its subsidiaries expressly disclaim any obligation to update any forward-looking information.

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